Exhibit 10.3
Amendment to Employment Agreement
     This Amendment to the Employment Agreement dated August 15, 2006 by and among Jeffrey R. Mistarz (the “Executive”) and Lime Energy Co. (formerly known as Electric City Corp.), a Delaware corporation (the “Company”) (this “Amendment”) is entered into as of October 1, 2007.
W I T N E S S E T H:
     WHEREAS, the Company and Executive are parties to that Employment Agreement dated August 15, 2006 (the “Employment Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement;
     WHEREAS, the Employment Agreement expires on August 14, 2008 and the parties now find it desirable to extend the term of the Employment Agreement; and
     WHEREAS, the Company desires to grant the Executive additional stock options.
     NOW, THEREFORE, in consideration of the premises set forth above, the parties hereto hereby agree to the following amendments to the Employment Agreement:
1.	The first sentence of Section 2 (“Term”) of the Employment Agreement is replaced in its entirety with the following sentence:
     2. Term. The term of the Executive’s employment under this Agreement (the “Employment Period”) shall commence on the date hereof (the “Commencement Date”), and shall expire on December 31, 2010 (the date of termination being referred to herein as the “Expiration Date”);
2.	Section 5 is hereby amended to add the following at the end thereof:
In addition to the Stock Options, the Executive is hereby granted additional stock options (the “Additional Stock Options”) to purchase 250,000 shares of the Company’s stock at a price equal to the closing market price of the Company stock on the date of this Amendment (the “Additional Stock Option Exercise Price”). Such Additional Stock Options shall vest in accordance with the following schedule:
•	On December 31, 2008, so long as Executive is employed by the Company on such date, Executive shall become immediately vested in Additional Stock Options to purchase 83,334 shares of the Company’s common stock;

•	On December 31, 2009, so long as Executive is employed by the Company on such date, Executive shall become immediately vested in Additional Stock Options to purchase 83,333 shares of the Company’s common stock; and

•	On December 31, 2010, so long as Executive is employed by the Company on such date, Executive shall become immediately vested in Additional Stock Options to purchase 83,333 shares of the Company’s common stock.

Upon the occurrence of a Change in Control, the Additional Stock Options granted pursuant to this Section 5 shall be automatically and immediately vested and become exercisable by Executive, subject to the other applicable terms of this Agreement.

The Additional Stock Options shall be nonstatutory options. If Executive’ employment with the Company is terminated, as provided in Section 8, such Additional Stock Options (whether or not vested) shall survive or terminate as provided under Section 8.

3.	The term “Stock Options” contained in Sections 6 and 8 of the Employment Agreement shall hereby be replaced with the words “Stock Options and Additional Stock Options.”

4.	All other provisions of the Employment Agreement shall remain in full force and effect.

5.	This Amendment may be executed in any number of counterparts, by original signature or facsimile, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one document.
          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.
LIME ENERGY CO.

By: Name:	/s/ David Asplund David Asplund
Title:	Chief Executive Officer

/s/ Jeffrey Mistarz Jeffrey R. Mistarz